Exhibit 99.1

TETRA Technologies, Inc.

Adopts Tax Benefits Preservation Plan

THE WOODLANDS, Texas, March 1, 2023 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE: TTI) announced today that its Board of Directors has adopted a Tax Benefits Preservation Plan (the “Tax Plan”) intended to preserve the availability of the Company’s existing net operating loss carryforwards (“NOLs”) and other tax attributes (collectively, the “Tax Attributes”).

As of December 31, 2022, the Company has U.S. federal NOLs of approximately $411 million as well as other Tax Attributes that may be available to reduce the Company’s future U.S. federal income tax expense and represent significant value to the Company.  However, the Company’s ability to use its Tax Attributes may be materially reduced or eliminated if it were to experience an “ownership change,” as defined under Section 382 of the Internal Revenue Code (a “change of ownership”). In general, a change of ownership would occur if stockholders that own (or are deemed to own) at least 5% or more of the Company’s outstanding common stock increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Tax Plan reduces the likelihood that changes in the Company’s investor base would limit the Company’s future use of its Tax Attributes, which would significantly impair the value of such Tax Attributes.

TETRA reported 2022 income before taxes of $11.9 million.  Additionally, on February 27, 2023 TETRA reported progress on efforts to assess and potentially develop its bromine assets in Arkansas, which could potentially further increase TETRA’s future taxable income.  The Tax Plan is intended to ensure the Tax Attributes remain available to the Company into the future.

In connection with the adoption of the Tax Plan, the Company’s Board of Directors declared a dividend of one Series A Junior Participating Preferred Stock purchase right (the “Rights”) on each outstanding share of the Company’s Common Stock. The Rights will be issued to holders of record as of the close of business on March 10, 2023. Shares of the Company’s Common Stock issued after such record date will be issued together with the Rights.

The Rights are not currently exercisable and initially will trade only with the Company’s Common Stock. However, if any person or group acquires 4.99% or more of the Company’s Common Stock, or if a person or group that already owns 4.99% or more of the Company’s Common Stock acquires additional shares representing 2% of the Company’s then outstanding shares of Common Stock, then, subject to certain exceptions, the Rights would separate from the Common Stock and become exercisable for shares of the Company’s Common Stock having a market value equal to twice the exercise price, resulting in significant dilution to the ownership interests of the acquiring person or group.

The Tax Plan includes a procedure pursuant to which the Company’s Board of Directors may consider requests to exempt acquisitions of the Company’s Common Stock from the Tax Plan if it determines that doing so would not jeopardize or endanger the value or availability of the Tax Attributes or is otherwise in the best interests of the Company.

The Rights will expire on February 28, 2026. The Rights may also expire on an earlier date upon the occurrence of other events, including a determination by the Company’s Board of Directors that no Tax Attributes may be carried forward or otherwise utilized or that the Tax Plan is no longer necessary or desirable for the preservation of the Tax Attributes. Because the Rights may be redeemed under certain circumstances by the Company’s Board of Directors, the Tax Plan should not interfere with any action that the Board of Directors determines to be in the best interests of the Company and its stockholders.

The Tax Plan is similar to tax benefit preservation rights plans that are adopted by other public companies with significant Tax Attributes. The issuance of the Rights will not affect the Company’s reported earnings or loss per share and should not be taxable to the Company or its stockholders.

Additional information regarding the Tax Plan will be set forth in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@tetratec.com or Rigo Gonzalez, Manager of Corporate Finance and Investor Relations, at (281) 364-2213 or via email at rgonzalez@tetratec.com.

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company operating on six continents with a focus on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback, and production well testing services.  Calcium chloride is used in the oil and gas, industrial, agricultural, road, food, and beverage markets.  TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage, and global infrastructure.  Low carbon energy initiatives include commercialization of TETRA PureFlow®, an ultra-pure zinc bromide clear brine fluid for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA’s lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage.  Visit the Company’s website at www.tetratec.com for more information.